EXHIBIT 99.1

News Release

CONTACTS:	Larry Adeleye Director of Investor Relations 614.917.5108	Kyle Anderson Director of Media Relations W 614.917.5497 M 614.477.5301

State Auto Financial Announces Approval of

Changes to Pooling Agreement

COLUMBUS, OHIO – December 29, 2011 – State Auto Financial Corporation (NASDAQ:STFC) today reported that the previously announced proposed changes to the intercompany reinsurance pooling agreement for the State Auto Group has received all necessary regulatory approvals from various departments of insurance. The pooling changes will be effective as of Dec. 31, 2011, and include changing the overall participation of the STFC Pooled Companies and the SAM Pooled Companies to 65% and 35%, respectively, from their current 80% and 20%, respectively.

STFC also reported that final steps are being taken to place, effective by year end, a quota share reinsurance arrangement that would cede a significant portion of its homeowners business, possibly for a multi-year period.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products, primarily through independent insurance agencies, in all 50 states and the District of Columbia. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.